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                                 Exhibit (h)(29)

                          Sub-Transfer Agency Agreement
                                     between
    Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation
                                       and
                             One Group Mutual Funds.


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                          SUB TRANSFER AGENCY AGREEMENT

AGREEMENT made as of ___________________________________________ by and between the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Recordkeeper") and One Group Mutual Funds (the "Trust").

WHEREAS, the Trust desires to enter into a Sub Transfer Agency Agreement pursuant to which the Trust will retain the Recordkeeper to perform certain recordkeeping and accounting services and functions with respect to transactions in Trust shares ("Shares") made by or on behalf of Client/Shareholders of Recordkeeper and broker dealer correspondents of Recordkeeper ("Clients") with respect to holdings of Shares maintained by or on behalf of such Clients, when with respect to the Trust such plans maintain with the Trust's transfer agent ("Transfer Agent") one or more master shareholder accounts; and

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.       Services Provided by The Recordkeeper
         -------------------------------------

When and to the extent reasonably requested by the Trust, the Recordkeeper agrees to perform recordkeeping and account services and functions with respect to transactions in Shares made by or on behalf of Clients, and with respect to holding of Shares maintained by or on behalf of Clients. To the extent requested, the Recordkeeper will provide the following services:

         A. Maintain separate records for each Client reflecting Shares purchased, redeemed and exchanged on behalf of such Client and outstanding balances of Shares owned by or for the benefit of such Client.

         B. Prepare and transmit to Clients periodic account statements indicating the number of shares of the Trust owned by or for the benefit of Clients and purchases, redemptions and exchanges made on behalf of Clients.

         C. Aggregate all purchase, redemption and exchange orders made by or on behalf of the Clients and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

         D. Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Clients as is reasonably requested.

         E. As agreed upon with the Trust, deliver or arrange for the delivery of appropriate documentation in connection with orders.

2.       Appointment as Agent For Limited Purpose
         ----------------------------------------

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The Recordkeeper shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase redemption and exchange orders from Clients and Transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither the Trust nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

3.       Representations of Recordkeeper
         -------------------------------

The Recordkeeper agrees, represents and warrants that:

         A. It will forward Instructions within such time periods and to such parties as are specified by the Trust, the Transfer Agent, the Trust's prospectuses and applicable law and regulation.

         B. At all times during the term of this contract, the Recordkeeper will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by the Recordkeeper to __________________________ as soon as is practicable after commencement of this Agreement.

4.       Records and Reporting
         ---------------------

The Recordkeeper will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Funds or the Transfer Agent, the Recordkeeper will provide copies of. historical records relating to transactions involving the Trust and Clients; written communications regarding the Trust to or from Clients; and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Trust, or its board of Trustees or any governmental body or self-regulatory organization. Notwithstanding anything herein to the contrary, the Recordkeeper shall not be required to provide the names and addresses of Clients to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

5.       Ability to Provide Services
         ---------------------------

The Recordkeeper agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

6.       Compensation
         ------------

         A. In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper at the rate of $15 per client account, payable in quarterly increments in arrears as of the last business day of each

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            quarter or at a rate as to which the Trust and the Recordkeeper agree from time-to-time in writing.

         B. The Recordkeeper will permit the Trust and its representatives (including counsel and independent accounts) to have reasonable access to its records to enable the Trust to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.

7.       Indemnification
         ---------------

The Recordkeeper shall indemnify and hold harmless the Trust from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Recordkeeper of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any non-compliance by the Trust with its obligations under this Agreement or the Trust's negligence or misconduct, as to which the Trust as pertinent, shall indemnify, hold harmless and defend the Recordkeeper on the same basis as set forth above.

8.       Termination
         -----------

This Agreement may be terminated at any time by either parry hereto upon ninety
(90) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

9.       Limitation of Liability of the Trustees and Shareholders
         --------------------------------------------------------

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

10.      Miscellaneous
         -------------

This Agreement represents the entire Agreement between the parties with regard to the matters described herein and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of New York. This Agreement supersedes all previous agreements and understandings
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between the parties with respect to its subject matter. If any provision of the
Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.



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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


         THE ONE GROUP


         By: /s/ Mark S. Redman
            -------------------------------

         Title: President
               ----------------------------


         PERSHING DIVISION OF DONALDSON, LUFKIN
         & JENRETTE  SECURITIES CORPORATION


         By:_______________________________

         Title: Senior Vice President
               ----------------------------